Exhibit 10.13

AMERISAFE, INC.

ANNUAL CASH INCENTIVE AWARD AGREEMENT

THIS ANNUAL CASH INCENTIVE AWARD AGREEMENT (this “Agreement”), dated as of ________, 20__ is entered into by and between AMERISAFE, Inc., a Texas corporation (the “Company”), and _______________ (the “Participant”). Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to such term in the AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”).

1.	Grant of Cash Incentive Award. The Company hereby grants to the Participant a Cash Incentive Award based on and determined in accordance with the Management Objectives and individual performance factors set forth on Exhibit A hereto.

2.	Performance Period. The Performance Period applicable to this Cash Incentive Award shall be the calendar year ended December 31, _____.

3.	Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded. In its discretion, the Committee may require repayment to the Company of all or any portion of the Cash Incentive Award (a) (i) if the amount paid was calculated based upon the achievement of Management Objectives or other performance factors (as set forth on Exhibit A) that were subsequently affected as a result of a restatement of the Company’s statutory financial statements and (ii) the amount payable to the Participant would have been lower than the amount actually paid to the Participant, or (b) in the event of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission. This discretionary authority of the Committee under this Section 4 is not conditioned on the Participant having engaged in misconduct that caused or contributed to the need for any such restatement. This Section 3 is not the Company’s exclusive remedy with respect to such matters.

4.	Payment Upon Death or Disability. Notwithstanding anything set forth to the contrary, if the Participant’s employment with the Company and its Subsidiaries terminates prior to the end of the Performance Period as a result of the Participant’s death or Disability, then the Participant (or the Participant’s beneficiary, if applicable) will be entitled to receive an amount in full satisfaction of the Cash Incentive Award as approved by the Compensation Committee, equal to the product of (i) the Award Amount determined pursuant to Exhibit A and (ii) the applicable percentage set forth in the table below (the “Applicable Termination Percentage”), provided that as of the date of this Agreement, the Participant has been in compliance with all Company policies applicable to the Participant and all of the Participant’s obligations under any agreements between the Company or a Subsidiary, on the one hand, and the Participant, on the other hand.

Date of Termination	Applicable Termination Percentage
Within three months of the commencement of the Performance Period	0%

After three months following commencement of the Performance Period but within six months of the commencement of the Performance Period	33 1⁄3%

After six months following commencement of the Performance Period but within nine months of the commencement of the Performance Period	66 2⁄3%

After nine months following the commencement of the Performance Period	100%

5.	Payment upon Retirement. Notwithstanding anything set forth to the contrary, if the Participant’s employment is terminated as a result of his or her Retirement and if the Participant is employed through the end of the Performance Period, the Participant will be entitled to receive an amount in full satisfaction of the Cash Incentive Award approved by the Compensation Committee, equal to the Award Amount determined pursuant to Exhibit A.

6.	Definition of Disability. For purposes of this Agreement, “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan, or disability plan, covering employees of the Company or a Subsidiary.

7.	Definition of Retirement. For purposes of this Agreement, “Retirement” means a voluntary termination of the Participant’s employment for any reason after the effective date of this Agreement; provided, that as of the date of such termination, the Participant: (i) has at least ten years of service as an employee of the Company or a Subsidiary; (ii) has attained the age of 60; and (iii) has not, as of the date of Retirement, obtained substantial employment or service as a consultant to any person or entity (other than with the Company or its Subsidiaries) engaged in the business of the Company or its Subsidiaries.

8.	Relation to Other Benefits. Except as otherwise provided in our employment agreement between the Company and the Participant, any economic or other benefit to the Participant under this Agreement will not be taken into account in determining any benefits to which the Participant may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

9.	Severability. In the event that one or more of provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

10.	Integration. This Cash Incentive Award is granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and the Participant and supersede any prior understandings or agreements, whether written or oral, with respect to this Cash Incentive Award. This Agreement does not amend or supercede the Executive Employment Agreement between the Company and the Participant.

11.	Amendments. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of the Participant with respect to the Cash Incentive Award unless agreed to by the Participant and the Company, which agreement must be in writing and signed by the Grantee and the Company.

12.	Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Participant to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

AMERISAFE, Inc.

2301 Hwy 190 West

DeRidder, LA 70634

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Participant may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail return receipt requested, postage prepaid, and will be effective upon delivery to the Participant.

13.	Right To Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.

14.	Forfeiture. Upon the termination of the Participant’s employment with the Company and its Subsidiaries prior to the approval by the Compensation Committee of the payout of the Cash Incentive Award, for any reason other than those specified in Sections 4 and 5, the Cash Incentive Award shall be forfeited, and neither the Company nor any Subsidiary shall have any obligation to make any payment to the Participant in respect of the Cash Incentive Award.

15.	Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

16.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Louisiana.

17.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and the Participant has duly executed and delivered this Agreement, as of the date first written above.

AMERISAFE, INC.

By:
Name: G. Janelle Frost
Title: Chief Executive Officer

GRANTEE

EXHIBIT A

ANNUAL INCENTIVE PLAN

______ CASH INCENTIVE AWARD

Company Metrics:	Target	Actual	Bonus %
Return on Equity	X.X%	X.X%	XXX.X%
Loss Ratio	X.X%	X.X%	XXX.X%
Expense Ratio	X.X%	X.X%	XXX.X%
Gross Premium Written	$ XXXM	$ XXXM	XXX.X%

[Grantee Name]

Base Salary	$XXX, XXX
Target %	XXX%
Target	$XXX,XXX

Objective	% of Base	Result %	Bonus
Return on Equity (ROE)	XX.X%	XXX%	XX,XXX
Loss Ratio	XX.X%	XX%	XX,XXX
Expense Ratio	XX.X%	XX%	XX,XXX
Gross Premium Written	XX.X%	XXX%	XX,XXX
[Individual Goal]	XX.X%	X.X%
[Individual Goal]	XX.X%	X.X%
[Individual Goal]	XX.X%	X.X%
Total	XXX.X%

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